                              MUTUAL SAVINGS BANK

                            BENEFIT RESTORATION PLAN

                              MUTUAL SAVINGS BANK
                            BENEFIT RESTORATION PLAN



                                    ARTICLE 1

                                    PURPOSES

       The Mutual Savings Bank Benefit Restoration Plan (the "Restoration Plan") is established by Mutual Savings Bank (the "Company") to provide eligible employees with certain benefits which they are unable to receive under the defined contribution retirement plans maintained by the Company because of the limitations on contributions and benefits imposed by Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Internal Revenue Code (the "Code"). The Plan will permit participants to defer compensation into the Restoration Plan which could be contributed to the Mutual Savings Bank Savings and Investment Plan (the "Savings Plan") in the absence of these limits. In addition, the Restoration Plan will provide allocations to participants based upon the allocations the individuals would have received under the Savings Plan and the Bank Mutual Corporation Employee Stock Ownership Plan (the "ESOP") in the absence of foregoing Internal Revenue Code limits.

                                    ARTICLE 2

                                  PARTICIPATION

         2.1 Selection of Participants. The Company's Board of Directors (the "Board") shall select the officers and other management or highly compensated employees of the Company who will be eligible to participate in the Restoration Plan. Each selected individual shall be referred to as a "Participant."

         2.2 Limitation on Eligibility. No employee shall have any right to be a Participant in the Restoration Plan unless approved by the Board. It is intended that participation in the Restoration Plan be limited to a select group of management or highly compensated employees within the meaning of Title 1 of the Employee Retirement Income Security Act ("ERISA") and that the designation of Participants will generally occur near the end of a calendar year, to become effective as of the start of the immediately following calendar year.

                                    ARTICLE 3

                          CONTRIBUTIONS AND ALLOCATIONS

         3.1 Compensation Deferrals. A Participant who has been designated by the Board as eligible to participate in the Restoration Plan and who is prevented from making the maximum percentage deferral election under the Savings Plan may elect to defer compensation under the Restoration Plan. For example, a Participant with compensation of $200,000 who is limited to a Savings Plan salary deferral contribution of $7,500 would be permitted to make a compensation deferral election to the Restoration Plan of $12,500. This amount is calculated by multiplying the Participant's compensation ($200,000) times 10% (the maximum deferral percentage under the Savings Plan), and subtracting the salary deferral contribution to the Savings Plan. To defer compensation under the Restoration Plan, a written deferral election form regarding the Participant's compensation must be filed with the Company in accordance with rules established by the Company.

         3.2 Matching Contribution. It is the intent of this Restoration Plan that a Participant not suffer any loss with respect to an employer matching contribution under the Savings Plan because of the Internal Revenue Code limits on contributions and allocations. Therefore, the company will make a matching contribution to the Restoration Plan equal to the additional employer matching contribution that would have been made to the Savings Plan in the absence of the limits. The matching contribution to the Restoration Plan will be based upon the Participant's combined salary deferrals to the Savings Plan and the Restoration Plan, the matching contribution formula in the Savings Plan and the matching contribution actually allocated in the Savings Plan. For example, if the Savings Plan Matching Contribution formula is equal to 20% of the first 5% deferred for a plan year, a Participant with compensation of $200,000 who has Savings Plan salary deferral contributions of $7,500 and Restoration Plan compensation deferrals of at least $2,500 would receive a Restoration Plan matching contribution of $5,000 less the matching contribution actually received under the Savings Plan.

         3.3 ESOP Contribution. It is the intent of this Restoration Plan that a Participant not suffer any loss with respect to an employer contribution under the ESOP because of (a) the limitation on annual compensation under Section 401(a)(17) of the Code, or (b) any limitations on benefits and contributions imposed by Section 415 of the Code. The allocation under the Restoration Plan shall be determined by multiplying the Participant's compensation (without regard to the limitation under Section 401(a)(17) of the Code) by the percentage of contributions and forfeitures allocated to Participants under the ESOP, and subtracting the allocation actually made to the Participant in the ESOP. To illustrate, a Participant with compensation of $200,000 would receive an allocation under the Restoration Plan of $1,200 if the allocation percentage in the ESOP was 4% and the individual received an allocation of $6,800 under the ESOP.

         3.4 Time of Crediting. A Participant's Deferrals shall be credited to the Participant's Deferral Account as soon as practical following the date they are withheld from the Participant's Compensation. Company Matching Contributions and ESOP contributions for a Plan Year shall be credited to eligible Participants' Company Contribution Accounts at substantially the same time as such amounts would have been allocated to the Participant in the Savings Plan or ESOP if allowed thereunder.

                                    ARTICLE 4

                                   ACCOUNTING

         4.1 Separate Accounts. A separate Deferral Account, Matching Account and ESOP Account will be maintained for each Participant in the Restoration Plan. The Accounts shall be adjusted by deemed earnings or losses provided in
Section 4.2 below. The establishment and maintenance of a separate account for each Participant shall not be construed as giving the Participant or any other person any interest in any specific asset of the Company.

         4.2  Earnings or Losses.   For purposes of determining the earnings or
losses on a Participant's Account, the following apply:

         (a) Each Participant may select, from among the investment alternatives designated by the Company from time to time, the investment alternative(s) in which all or part of his Account shall be deemed to be invested.

         (b) The Participant shall make an investment designation in the form and manner prescribed by the Company or its designee, which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his investment designation at such times and in such manner as prescribed by the Company or its designee. A timely change to the Participant's investment designation shall become effective as soon as administratively practicable in accordance with procedures established by the Company or its designee.

         (c) The investment alternatives deemed to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant's Account that may be deemed to be invested in any particular alternative, shall be determined by the Company in its sole discretion.

         (d) Except as provided below, the Participant's Account shall be deemed to be invested in accordance with his investment designations, and the Account shall be credited with earnings (or losses) as if invested as directed by the Participant. If the Participant does not furnish complete investment instructions, or the investment instructions from the Participant are unclear, then the Account shall be credited with earnings (or losses) at a rate equal to five percent (5%) per year. The Accounts maintained pursuant to this Plan are for bookkeeping purposes only and the Company is under no obligation to invest such amounts.

         (e) Notwithstanding the foregoing, the Company may determine that earnings and losses in a Participant's ESOP Account shall be based upon the return on Bank Mutual Corporation common stock.

                                    ARTICLE 5

                                     VESTING



         5.1 Vesting in Deferrals. Each Participant shall at all times be fully vested in his or her Deferral Account.

         5.2  Vesting in Company Contributions.   A Participant shall be vested
in his or her Matching Account under the Restoration Plan in the same percentage as the Participant is vested in any matching contributions under the Savings Plan.

         5.3  Vesting in ESOP Contributions.   A Participant shall be vested in
any ESOP contributions under the Restoration Plan in the same percentage as the Participant is vested in any ESOP contributions under the ESOP.

         5.4  Forfeitures.   Any amounts credited to a Participant's Matching
and ESOP Account in which the Participant is not vested shall be forfeited upon the date that the Participant terminates employment for any reason.

                                    ARTICLE 6

                            DISTRIBUTION OF BENEFITS

         6.1  Timing of Distribution.   Distribution of the vested Accounts of
a Participant whose employment terminated for any reason shall commence within sixty (60) days following the close of the calendar year in which the termination of employment occurs.

         6.2  Form of Distribution.   A Participant shall receive a distribution
in substantially equal annual payments over a period of five (5) years. Each annual installment shall be an amount equal to the Participant's vested Account balance on the year-end valuation date of the preceding year, divided by the number of installments remaining. Notwithstanding the foregoing, a Participant may receive an alternative form of distribution, with the Company's consent, by requesting such alternative form of distribution at least six (6) months before the distribution is to commence.

                                    ARTICLE 7

                                CLAIMS PROCEDURES


          7.1 Claims Procedures. Following a Participant's termination of employment, the Company shall calculate the amount payable under the Plan. A Participant who disagrees with the calculation may file a request for any additional amount that the Participant believes is payable. Claims made for additional benefits under the Plan shall be processed in accordance with the following claims procedures:

          (a) Claims. Claims for additional benefits shall be made in writing to the Company.


          (b) Notice of Denial. If a claim made for benefits by a Participant is not approved in its entirety, the Participant shall be so notified in writing by the Company within ninety (90) days. Notice wholly or partially denying a claim shall be written in a manner calculated to be understood by the Participant and contain: (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the review procedure set forth in this Section 7.1. If such written notice of denial is not furnished within the prescribed time, the claim shall be deemed denied for purposes of proceeding to the review stage described below.

          (c) Request for Review. A Participant whose claim for benefits which has been wholly or partially denied, or his duly authorized representative, may request a review of such denial by the Board of Directors of the Company. A request for review shall be made in writing to the Board of Directors of the Company within sixty
               (60) days after receipt by the Participant of written notification of denial of such claim and may contain issues and comments with respect to the claim.

          (d) Review Process. Upon receipt of a request for review of a claim denial, the Board of Directors of the Company shall, within sixty
               (60) days, review in detail the nature and foundations of the claim, including any issues and comments submitted by the Participant or his duly authorized representative and the reasons for the prior denial of the claim. After a full and fair review, the Board of Directors of the Company shall render its decision in writing to the Participant. The decision on review shall include the specific reasons for the decision, be written in a manner calculated to be understood by the Participant, and shall include specific references to the pertinent Plan provisions on which the decision is based.

          (e) Authority of Board of Directors. The Board of Directors of the Company shall have full and complete authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matters presented through the claims procedure. Any final determination by the Board of Directors of the Company shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Board of Directors of the Company at the time of such determination.

                                    ARTICLE 8

                                 PLAN AMENDMENT

          8.1 Amendment. The Board reserves the right to amend, modify or terminate this Restoration Plan at any time; provided, however, no such action will reduce the amounts then credited to any Participant's account, without the consent of the Participant, if living, or the Participant's designated beneficiary or beneficiaries, if the Participant is not living.

                                    ARTICLE 9

                                  MISCELLANEOUS

          9.1 No Assignment. Neither the Company nor the Participant nor any beneficiary shall have the power to transfer, assign or encumber any amounts payable hereunder.

          9.2 Tax Withholding. The Company shall have the right to withhold from any amounts payable hereunder any taxes or other amounts required by any governmental authority to be withheld.

          9.3 Grantor Trust. The Company may establish a grantor trust to serve as a vehicle to hold such contributions as the Company may choose to make to pre-fund its obligations for benefits hereunder, but the trust shall be designed so that this Restoration Plan remains an unfunded plan and a Participant's rights to benefits under this Restoration Plan shall be those of an unsecured creditor of the Company.

          9.4 Competency of Payees. Every person receiving or claiming payments under this Restoration Plan shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice, in form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of such person's estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Restoration Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.

          9.5 No Right to Employment. Participation in this Restoration Plan, or any modifications thereof, or the payment of any benefits hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company or its affiliates, limiting in any way the right of the Company or its affiliates to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or its affiliates will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any year, such increase being granted only at the sole discretion of the Board.